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CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post-Effective
Amendment No. 18 to the Registration Statement No. 33-12179 of our report dated December 3, 1999 appearing in the Total Return U.S. Treasury Fund, Inc. Annual Report for the year ended October 31, 1999, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the State of Additional Information, both of which are parts of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP

Princeton, New Jersey

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February 25, 2000